UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2014

Digerati Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-15687	74-2849995
(Commission File Number)	(IRS Employer Identification No.)

3463 Magic Drive, Suite 355 San Antonio, Texas	78229
(Addresses of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (210) 614-7240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1— Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On May 30, 2013, Digerati Technologies, Inc. (herein referred to as the “Debtor” with respect to all periods on or before April 4, 2014, and the “Reorganized Debtor” with respect to all periods after April 4, 2014) filed a petition for protection pursuant to Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy”) in the United States District Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). On April 4, 2014, the Bankruptcy Court entered its Agreed Order Confirming Joint Plan of Reorganization Filed by Plan Proponents (the “Order”) confirming the Plan Proponents’ Joint Chapter 11 Plan of Reorganization as Modified on the Record on April 4, 2014 (the “Plan”). Pursuant to the Order and Plan, all of the outstanding equity interests of Hurley Enterprises, Inc. (“Hurley”) were transferred by the Reorganized Debtor to the Hurley/Dishon Grantor Trust (the “Trust”) on April 4, 2014.

On July 22, 2014, the Bankruptcy Court entered its Order Authorizing the Sale of 100% Equity Interests of Hurley and Granting Related Relief approving the Stock Purchase Agreement dated June 26, 2014 (the “SPA”), by and among Hurley Fairview, LLC and Sheyenne Rae Nelson Hurley (collectively, the “Buyers”) and the Trust.

The SPA provides for the sale by the Trust of all outstanding equity interests of Hurley to the Buyers for an aggregate purchase price of $14,000,500. The purchase price will be payable in the form of a credit bid by the Buyers pursuant to the Plan. As required by the Plan, the Buyers will fund a total of $2,000,000 in cash at the closing to fund the Hurley Plan Carve Out for payment of the Debtor’s allowed administrative expenses and unsecured creditors.

The Reorganized Debtor will not receive any proceeds from the sale of Hurley for distribution to the holders of its Common Stock.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

2.7	Order Authorizing the Sale of 100% Equity Interests of Hurley Enterprises, Inc. and Granting Related Relief approving the Stock Purchase Agreement dated June 26, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digerati Technologies, Inc.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	Chief Executive Officer

Dated: July 24, 2014

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EXHIBIT INDEX

Exhibit No.	Description

2.7	Order Authorizing the Sale of 100% Equity Interests of Hurley Enterprises, Inc. and Granting Related Relief approving the Stock Purchase Agreement dated June 26, 2014

4